Exhibit 16.3

October 24, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of 6D Global Technologies, Inc.  (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated October 22, 2014 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,
/s/ LI and Company, PC
LI and Company, PC